Exhibit 99.(p)(2)

Exhibit (p)(2)

INTERNATIONAL VALUE ADVISERS, LLC

CODE OF ETHICS AND PERSONAL TRADING POLICY

In general, IVA personnel should not engage in any activity that conflicts with the interests of the clients they manage.  To help avoid any potential conflicts and ensure compliance with any applicable legal and regulatory requirements, the Code of Ethics sets forth guidelines and restrictions for personal securities trading.  If any individual has any doubt regarding the propriety of any investment — personal or otherwise — he or she should consult with the CCO before taking any action.  Technical compliance with the Code’s procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duty.  At all times, IVA personnel shall:

•                  Place the interests of Clients first.  Employees shall scrupulously avoid serving their own personal interests ahead of the interests of Clients.  They should not cause any Fund to take action, or not to take action, for their personal benefit rather than the benefit of the Fund.  For example, an employee may violate this Code by taking a limited investment opportunity for himself or herself without first considering whether the investment is appropriate for the Fund.

•                  Avoid taking inappropriate advantage of position.  For example, IVA personnel may not use knowledge of a Fund’s portfolio transactions to profit by the market effect of those transactions.

•                  Conduct all personal trading in full compliance with this Code of Ethics, including all pre-trade clearance and reporting requirements.  Doubtful situations should be resolved in favor of the Fund in question.

In keeping with and in addition to the general fiduciary duties outlined above, IVA has adopted a series of specific policies and procedures.

Definition of “Personal Account”

For purposes of this Personal Trading Policy, “Personal Accounts” include (1) the account of any director, officer, member, manager or employee of IVA (“Covered Persons”), (2) the account of IVA, and (3) any other account as to which IVA or any Covered Person has a direct or indirect pecuniary interest or exercises direct or indirect control or influence (“Affiliated Accounts”).  Affiliated Accounts include accounts of:

•                  a spouse (other than a legally separated or divorced spouse and including domestic partners) of a Covered Person;

•                  a minor child or grandchild of a Covered Person;

•                  any other family member who resides with a Covered Person or whose account is managed by a Covered Person;

•                  any entity or other account as to which a Covered Person, or any person specified in clauses 1 through 3 above, has a pecuniary interest or exercises direct or indirect control or influence (such as a trust or estate, a partnership of which the person is a partner, or a corporation in which the person has a pecuniary interest), except that Affiliated Accounts do not include, for this purpose, those of Clients; and

•                  any entity from which or account as to which a Covered Person is entitled to receive, directly or indirectly, performance-related compensation, except that Affiliated Accounts do not include, for this purpose, those of Clients.

A Covered Person may, by written application to the Compliance Officer, request a waiver from the application of part or all of this Personal Trading Policy to any Personal Account over which such person does not have any direct or indirect influence or control.  The Compliance Officer is under no obligation to grant any such waiver.

Also, from time to time, IVA may designate certain of its agents, consultants, or other representatives temporarily as a “Covered Person” for purposes of this Code of Ethics and other IVA policies, if deemed necessary or appropriate in the clients’ best interests.

Covered Persons are cautioned that, under the federal securities laws, a wide variety of indirect interests, or accounts over which Covered Persons may exercise direct or indirect control or influence, may constitute an “Personal Account,” and, in case of any doubt or uncertainty, such persons are strongly urged to discuss the applicability of these rules with the Compliance Officer, who may consult with legal counsel.

Restrictions on Transactions for Personal Accounts

The Partners of the Adviser may not transact in equity and fixed income securities.  All other employees and supervised persons of IVA may transact for their own personal account.  However, transactions are only permitted to be executed on the first day of the quarter.  In addition, all transactions are subject to preapproval by the CCO.  The CCO’s transactions are reviewed by a Partner.  Any transaction may be canceled by the end of the day by the Compliance Officer.  A Personal Securities Trading Request Form, which should be used to request approval, is included at the end of this Code of Ethics.  The Compliance Officer will promptly notify the Covered Person of clearance or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the Covered Person.  Notification of approval or denial to trade may be given verbally; however, it must be confirmed in writing by indicating such action on the person’s Personal Securities Trading Request Form and returning it to the Covered Person within 24 hours of the verbal notification.  Approval to trade is valid only on the business day that such approval is given.

Trading for Personal Accounts is not permitted for the following securities:  (i) securities that are currently held by any Fund; (ii) securities of an issuer that currently has a convertible security outstanding; and (iii) securities that are currently under review or consideration by IVA for purchase or sale by a Client.  In addition, personal trading is prohibited in all securities that are convertible, exchangeable, or exercisable into such security.

Upon receipt of a Personal Securities Trading Request Form, the Compliance Officer will consult with the trading desk to determine whether the transaction involves any security that is subject to these restrictions and, if it does, will issue a denial.  Notwithstanding anything to the contrary herein, if a Covered Person held these securities at the time this policy was adopted, the Covered Person may continue to hold such securities and may sell them with the prior approval of the Compliance Officer.  Exceptions to the general prohibition on trading in the securities of convertibles issuers may be granted upon the written approval of the Compliance Officer.

Trade pre-approval is not required for the following transactions:

•                  the purchase and sale of direct obligations of the U.S. Government or government agency securities;

•                  the purchase or sale of bankers’ acceptances, bank certificates of deposit, commercial paper or high quality short-term debt instruments, including repurchase agreements;

•                  the purchase or redemption of shares issued by money market funds;

•                  the purchase or redemption of shares issued by mutual funds (registered open-end investment companies);

•                  the purchase or redemption of shares issued by unit investment trusts that are invested exclusively in one or more mutual funds; or

•                  any acquisition of securities through stock dividends, dividend re-investments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate re-organizations or distributions generally applicable to all holders of the same class of securities.

Duplicates of all confirmations and monthly statements for each Personal Account must be sent to the attention of the Compliance Officer.  The Compliance Officer or his designee will periodically review confirmations and/or statements and compare them with employees’ approved Personal Securities Trading Request Forms.

When any Covered Person recommends that a security be bought or sold for a Client, such person must disclose to the Compliance Officer if a position in that security is currently held in a Personal Account in which such person has a direct or indirect pecuniary interest or exercises direct or indirect control or influence. The Compliance Officer may restrict such person from buying or selling the position for any Personal Account until a specified period of time after

Clients no longer have a position. Transactions in listed options and other derivatives are considered to be in the underlying security.

Holdings Statements

Within ten business days of becoming a Covered Person, a Covered Person must submit to the Compliance Officer a written disclosure identifying his or her Personal Accounts and a copy of the most recent statement for each account (dated no more than 45 days before becoming a Covered Person) listing all holdings in the account, and arrange for copies of all future confirmations and account statements to be sent directly to the Compliance Officer.  Covered Persons also must, on an annual basis, disclose in writing all of their Personal Accounts.

Covered Persons must report their holdings in brokerage, bank, trust and other custody or trading accounts maintained at a financial institution, as well as relevant holdings held outside such accounts.  The disclosure must be current as of a date no more than 45 days prior to the date the person becomes a Covered Person.  All Personal Accounts in which the Covered Person invests in, trades or holds securities must be identified, and all securities, including options, securities acquired in private placements, and securities issued by unregistered investment funds, must be listed, either on account statements or separately in writing.  The following types of securities holdings need not be reported:

•                  direct obligations of the U.S. Government;

•                  bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•                  shares issued by money market funds;

•                  shares issued by mutual funds (registered open-end investment companies) not managed by IVA or any affiliate; or

•                  shares issued by unit investment trusts that are invested exclusively in one or more mutual funds not managed by IVA or any affiliate.

Before opening a new account, a Covered Person must have the approval of the Compliance Officer.  The Compliance Officer must receive copies of all confirms, trades, and brokerage statements for personal trading accounts of Covered Persons.

Outside Activities

It is a violation of an employee’s duty of loyalty to IVA and thus a conflict of interest for any employee, without the prior written consent of the Compliance Officer:

(1)                                  to rebate, directly or indirectly, to any person, IVA or corporation, any part of the compensation received as an employee;

(2)                                  to be engaged in any business other than the employee’s employment with IVA;

(3)                                  to own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business except with regard to stock ownership or other financial interest in any securities, financial, or related business which is publicly owned, unless a control relationship exists; or

(4)                                  directly or indirectly to engage or have an interest in any business which is providing investment advisory or management services or any other services provided by IVA or any of its affiliates. Notwithstanding the foregoing, nothing herein shall prevent the undersigned from acting as the investment advisor or manager for the assets of the spouse, children, parents or siblings of the undersigned or trusts or other entities for the primary benefit of such persons.

All outside activities conducted by an employee that either (1) involve a substantial time commitment or (2) involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances must be approved beforehand by the Compliance Officer. The Compliance Officer may require full details concerning the outside activity including the number of hours involved and the compensation to be received.  Prior to accepting an officership or directorship in any business, an employee must also obtain approval from the Compliance Officer.  If an employee becomes a director of an issuer, securities of which are owned by one or more Funds, any remuneration paid by the issuer to the employee in respect of his or her service must be paid to the relevant Fund(s) in proportion to the amount of their respective investments in the issuer.

Gifts

This section describes policies and procedures designed to ensure that IVA employees are not unduly influenced by the receipt of gifts or other inducements and do not attempt to influence current or potential investors, vendors, service providers or other counterparties (including trading counterparties) with gifts or other inducements.  For purposes of this section, the term “gift” includes money, services, travel, entertainment, hospitality and products, including gifts related to national holidays or other similar circumstances.

Accepting gifts is improper when it would compromise, or could reasonably be viewed as compromising, an employee’s ability to make objective and fair business decisions that are in the best interests of IVA and its investors.  Similarly, providing gifts may be improper when the gift appears to be an attempt to secure business through improper means or to gain a special advantage in a business relationship.  Finally, an employee that purchases products or services (e.g., office supplies, technology-related products, or brokerage services) for IVA or Clients may not use that position to benefit him or herself.

Giving Gifts

Cash or Cash-Equivalents

IVA employees may never give cash or cash equivalents to any current or potential investors, vendors, service providers or other counterparties without the prior written approval of the Compliance Officer.

Gifts to Government Officials

Providing certain types of gifts or inducements to domestic or foreign government officials can constitute a crime or create the appearance of an improper activity.  Accordingly, IVA employees are prohibited from providing gifts to any government official.

Giving of Non-Cash Gifts to Investors

Except as described below, no employee or person associated with IVA may offer gifts having an aggregate value of more than $250 per year to any current or potential Investor, or person associated with a current or potential investor (subject to IVA’s absolute prohibition against gifts to government officials).

Business Meals

IVA employees may host business meals for current or potential investors without counting them toward the $250 annual limit if: (i) the meals have a valid business purpose; (ii) the IVA employee is present; and (iii) the meals are not so frequent or extravagant as to raise any question of impropriety.  Business meals have a valid business purpose when they provide an opportunity to discuss meaningfully IVA business or other legitimate business topics.

Entertainment

IVA employees may host entertainment events for current and potential investors without counting them toward the $250 annual limit if: (i) they have a valid business purpose; (ii) the IVA employee is present; (iii) they are held at appropriate venues consistent with the highest standards of ethics, integrity, and professional propriety; and (iv) they are not so frequent or extravagant as to raise any question of impropriety.  Entertainment events have a valid business purpose when they provide an opportunity to discuss meaningfully IVA business or other legitimate business topics.

Travel Expenses

IVA employees may provide to current or potential investors reasonable local transportation without counting such transportation toward the $250 annual limit; provided such transportation is in connection with visits to IVA offices or some other valid business purpose, such as to and from business meals and entertainment events.

To Pension Plans

Many state and local governments restrict gratuities to, and entertainment of, representatives of governmental benefit plans.  The rules vary in different jurisdictions; in some instances, the dollar thresholds above which gratuities or entertainment are unlawful may be quite low.  Department of Labor rules applicable to union plans also restrict gratuities to, and entertainment of, representatives of such plans.  In addition, private pension and employee benefit plans may impose similar restrictions.  Accordingly, no gift or entertainment in any amount should be provided to representatives of any pension plan without the prior approval of the Compliance Officer.

To Registered Representatives of Broker-Dealers

No IVA employee may give gifts in excess of $250 per year to any registered representative of a broker-dealer (without the approval of the Compliance Officer).

To Vendors/Service Providers

No IVA employee may give gifts in excess of $250 per year to any person at a vendor or service provider (without the approval of the Compliance Officer).

Receipt of Gifts

Solicitation of Gifts

No IVA employee may solicit any gift from a current or potential investor in a Fund (including representatives and agents, such as consultants, of the investor), a vendor, a service provider or any counterparty.

Cash or Cash-Equivalents

IVA employees may never accept for themselves or for their friends and/or family any cash, cash equivalents (e.g., gift cards or gift certificates), or preferential discounts from current or potential investors, vendors, service providers or other counterparties without the prior written consent of the Compliance Officer.

Receipt of Non-Cash Gifts

Except as described in this sub-section, employees may receive gifts up to $250 in the aggregate per year from any investor, potential investor, vendor, service provider or other counterparty.  Gifts given to an IVA employee that are of an extraordinary or extravagant nature must be declined or returned in order not to compromise the reputation of the employee or IVA.  If a gift is received in violation of these policies, which cannot reasonably be refused or returned, the IVA employee should immediately contact the Compliance Officer for guidance.

Nominal Gifts

IVA employees may accept without counting them toward the $250 annual limit, non-cash gifts of merely nominal value (i.e., up to $20 in value), which may include usual and customary promotional items, such as calendars, restaurant guides, hats, pens, or other items marked with a company’s logo.  Such non-cash nominal gifts are not required to be reported to the Compliance Officer.

Gifts from Issuers

IVA research analysts, position managers, and other investment professionals may not accept gifts from issuers whose securities they buy, recommend to Funds, or consider recommending to Funds without a valid business purpose.  Where an investment professional must accept transportation, business meals, entertainment, and/or lodging from an issuer in order to participate in an approved company-sponsored event, IVA must either pay for the investment professional’s share of the expense in advance, or the investment professional must make a good faith effort to obtain an invoice and make arrangements for IVA to pay for his or her proportional share of the expenses, as appropriate.  However, a business meal provided by an issuer to persons attending a “road show,” analyst conference, or similar event will not be considered a gift for purposes of this paragraph if:  (i) attendance at such event is the result of a general invitation given to investors and analysts for purposes of disseminating information, and is not limited to IVA employees; (ii) a representative of the issuer or underwriter is present; and (iii) such meals are not so frequent or extravagant as to raise any question of impropriety.

Business Meals

IVA employees may accept business meals from current or potential investors, vendors, service providers or counterparties without counting them toward the $250 annual limit if:  (i) the meals have a valid business purpose; (ii) a representative of the investor, potential investor, vendor, service provider or counterparty is present; and (iii) the meals are not so frequent or extravagant as to raise any question of impropriety.  Business meals have a valid business purpose when they provide an opportunity to discuss meaningfully IVA business or other legitimate business topics.

Entertainment

IVA employees may attend entertainment events without counting them toward the $250 annual limit if: (i) they have a valid business purpose; (ii) a representative of the investor, potential investor, client, vendor, service provider or counterparty is present; (iii) they are held at appropriate venues consistent with the highest standards of ethics, integrity, and professional propriety;(1) and (iv) they are not so frequent or extravagant as to raise any question of impropriety.  Entertainment events have a valid business purpose when they provide an opportunity to discuss meaningfully IVA business or other legitimate business topics.

Travel Expenses

Except as described in this paragraph, no transportation or lodging expenses may be reimbursed or paid for by any entity other than IVA without the prior written approval from the Compliance Officer.  An IVA employee may accept ground transportation if it is: (i) incidental to a business-related event or meeting; and (ii) reasonable under the circumstances.  An IVA employee may not accept air transportation or lodging without the prior written approval of the Compliance Officer.  If circumstances arise under which it would be impractical to refuse such travel or lodging, an IVA employee must make a good-faith effort to obtain an invoice and make arrangements for IVA to pay for his or her proportional share of the expense.

Reporting

All business meals, entertainment and non-cash gifts other than nominal gifts must be reported within ten (10) business days of receipt to Compliance on the Gift Receipt Form.  A copy of the form is included at the end of this Code.

Personal Gifts

Notwithstanding the above, non-cash gifts based on a personal relationship (e.g., wedding gifts or gifts for the birth of a child) generally may be given or received without reporting them and without counting them toward any annual limit.  However, such gifts must be given by an individual in his or her personal capacity and must not be so excessive or extravagant that such a gift would raise questions of impropriety and reasonableness under the circumstances.  Any

(1) Business entertainment should always be appropriate and consistent with the highest professional standards.  For example, venues that exclude particular classes of people based on their gender or ethnicity are inappropriate on their face.

personal non-cash gifts that are received by an IVA employee from a current or potential investor, vendor, or service provider and exceed $250 in value must be reported to the Compliance Officer on the Gift Receipt Form.  Further, personal non-cash gifts that are given by an IVA employee to a current or potential investor, vendor, or services provider and exceed $300 must be reported to the Compliance Officer on the Gift Receipt Form.

Personal Relationships

Business relationships must not be influenced by any considerations other than the best interests of IVA and its investors.  Personal interests may never be part of a decision to choose a particular vendor or service provider.  In order to avoid even the appearance of a conflict of interest, the following rules apply to the purchase of products and services on behalf of IVA or its investors:

•                  An employee may not be involved in a decision to purchase or lease products or services from a vendor or service provider where the IVA employee is also an employee, officer, director, or has any other material financial interest in that vendor or service provider.

•                  An employee must consult the Compliance Officer before engaging any vendor or service provider to provide goods or services to IVA or its investors where a member of the employee’s family or a personal friend of the employee is an employee, officer, director, or has any other material financial interest in the vendor or service provider.  The Compliance Officer will determine whether a conflict of interest exists such that the employee should re-assign decision-making responsibility to another employee.

•                  Where the Compliance Officer has determined that a material conflict of interest exists and has re-assigned decision-making responsibility from an employee, that employee may not attempt to influence any such purchasing decisions.

Charitable Contributions

Soliciting Charitable Contributions

IVA employees may participate in outside charitable, educational, and other non-for-profit organizations in accordance with the relevant provisions of these procedures.  Further, an employee may ask IVA to make a contribution through a written request to the Compliance Officer.

Making Charitable Donations

Making frequent or large charitable contributions to organizations where senior representatives of current or potential investors have associations may create the appearance of a “pay to play” relationship.  Accordingly, an IVA employee may make appropriate contributions to charitable organizations recommended by representatives of current or potential investors provided the contributions are not so frequent or large as to raise a question of impropriety.

Statement of Compliance

Upon receipt of this Code of Ethics and at least annually thereafter, every Covered Person is required to execute an Employee Acknowledgement Form certifying that he or she has read and understands, has complied with and will continue to comply with, the procedures set forth in this Code of Ethics.  A copy of the form is included at the end of this Manual.

Reporting Code Violations

Violations of the Code should be reported promptly.  If you become aware of a violation of the Code, you must report the violation to the Compliance Officer.  No adverse action will be taken against an employee solely for reporting in good faith a Code violation.

Enforcement

Compliance with these policies is an important condition of employment with IVA.  Violations are extremely serious and may result in severe sanctions, which may include reduction of salary, loss of bonus, termination of employment for cause, or for certain violations, criminal sanctions.  Accordingly, these policies will be interpreted broadly and any questions should be directed to the Compliance Officer.  If an employee wishes to request an exception to these policies, he or she must obtain the prior written approval of the Compliance Officer.

Responsibility for enforcement of the Code of Ethics will lie with the Compliance Officer.  The Compliance Officer will maintain a file which includes all memoranda referred to in this Code of Ethics and records of Covered Persons’ holdings reports, trade confirmations and monthly brokerage account statements.

Form 1-Gift Receipt Form

•                  All business meals, entertainment and non-cash gifts other than nominal gifts must be reported to the Compliance Officer on this form.

•                  Any personal non-cash gifts that are received by an IVA employee from a current or potential investor, vendor, or service provider and exceed $250 in value must be reported.

•                  Personal non-cash gifts that are given by an IVA employee to a current or potential investor, vendor, or service provider and exceed $300 must be reported.

Name of Employee:	Date:

CHECK ONE:

GIFTS/GRATUITY GIVEN ☐ / RECEIVED ☐

Description of Gift or Gratuity	Date Given/ Rec’d	Name and Affiliation of Giver / Recipient	Business Purpose (if applicable)	Approximate Value	Supervisory Approval

Please refer to the Code of Ethics for guidance regarding what constitutes a gift and what must be reported or contact the Compliance Officer for more information.

Form 2-Personal Securities Trading Request Form

Employee Name:
Details of Proposed Transaction (circle one):

•                  purchase

•                  sell

•                  sell short

•                  cover

•                                indicate name of issuer and ticker symbol

Name:	Ticker:

•                                indicate type of security (e.g. note, common stock, preferred stock, etc.)

•                                indicate quantity of shares, units, etc.

•                                indicate approximate dollar amount of transaction

$

•                                indicate for whose account transaction will be made

•                                indicate name of broker

Date:

Signature:

You may execute the proposed transaction on the date listed below only.

Authorized Signature

Date:

Form 3-Quarterly Personal Securities Transactions Report

Name of Reporting Person:

Calendar Quarter Ended:

Date Report Due:

Date Report Submitted:

Securities Transactions

Date of Transaction	Name of Issuer and Title of Security	No. Of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Price	Name of Broker, Dealer or Bank Effecting Transaction

If you had no reportable transactions during the quarter, please check here.

If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts

If you established an account within the quarter, please provide the following information:

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

If you did not establish a securities account during the quarter, please check here.

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature	Date

Form 4-Initial Holdings Report

Name of Reporting Person:

Date Person Became Subject to the Code’s Reporting Requirements:

Information in Report Dated as of:

Date Report Due:

Date Report Submitted:

Securities Holdings (please complete or supply a copy of your securities statements)

Name of Issuer and Title of Security	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

If you have no securities holdings to report, please check here.  ☐

If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

If you have no securities accounts to report, please check here.  ☐

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature	Date:

Form 5- Annual Holdings Report

Name of Reporting Person:

Date Person Became Subject to the Code’s Reporting Requirements:

Information in Report Dated as of:

Date Report Due:

Date Report Submitted:

Calendar Year Ended:  December 31,

Securities Holdings (please complete or supply a copy of your securities statements)

Name of Issuer and Title of Security	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

If you have no securities holdings to report for the year, please check here. ☐

If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

If you have no securities accounts to report for the year, please check here.

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature	Date